EXHIBIT 10.1

SECONDMENT AGREEMENT

This Consulting Agreement (this “Agreement”), dated September 01 , 2025, is by and between GlobalTech Corporation, a Nevada corporation (the "Company"), and FPIS Consulting LLC (“Service Provider”) providing consulting services and willing to appoint Frank Parrish (the “Executive”) on a secondment basis with the Company.

WHEREAS, the Company desires to contract with the Service Provider, and Service Provider desires to continue to be contracted by, the Company, in each case effective as of the date above mentioned;

WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company;

NOW, THEREFORE, in consideration of such contract and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. Deployment. Effective September 01, 2025 (“Effective Date”), the Company hereby agrees to contract with the Service Provider, and Executive hereby agrees to be deputed with the Company, upon the terms and conditions contained in this Agreement. Unless earlier terminated by either party in accordance with Section 5, Executive’s deployment with the Company shall continue for an initial term commencing on the Effective Date and continuing until the first anniversary of the Effective Date (the “Initial Term”) and thereafter may renew in the discretion of the Board of Directors of Company (the “Company Board”) for successive one year terms (each a “Renewal Term”) unless either party provides written notice of non-renewal to the other party at thirty (30) days prior to the last day of the then-current term (such Initial Term and subsequent Renewal Term(s) or portions thereof occurring prior to termination, collectively the “Deployment Period”).

2. Duties.

2.1 During the Deployment Period, Executive shall serve the Company on a contractual basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of President of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, as the Board of Directors of the Company (the “Company Board”) may designate from time to time. Executive will report directly to the Company Board. During the Deployment Period, the Company Board shall recommend to its shareholders that Executive be elected as a member of the Company Board and, if so elected, Executive shall serve for no additional consideration as a member of the Company Board. Notwithstanding the foregoing, Executive may (i) perform and participate in charitable, civic, educational, professional, community and industry affairs and other related activities; and (ii) manage Executive’s personal investments, provided, however, that such activities do not materially interfere, individually or in the aggregate with the performance of Executive’s duties hereunder. Further notwithstanding the foregoing, nothing contained in this Agreement shall be construed to prevent Executive from being employed by or providing services to other entities or businesses who are not in the similar business of the Company.

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3. Location Of Deployment. Executive shall work remotely until such time as Executive and the Company mutually agree that Executive will work from the Company offices.

4. Compensation.

4.1 Base Contract Fee. In consideration of all services rendered by the Service Provider under this Agreement, the Company shall pay the Service Provider a base contract fee (the “Base Contract Fee”) at a monthly rate of $16,667 per month during the contract Period. The Base Contract Fee shall be paid in such installments and at such times as the Company pays its regularly salaried employees, but no less often than once per month.

4.2 Vacation. During the Deployment Period, Executive shall be entitled to vacation benefits consistent with Company policy, as may be in effect from time to time, except to the extent such policy is inconsistent with this Agreement.

5. Termination. Executive’s deployment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or the Service Provider in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (mutually agreed upon by Executive and the Company) that Executive is unable to perform Executive's duties under this Agreement with or without reasonable accommodation, for a period of 30 consecutive days. If there is a question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree, same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. If the parties hereto cannot agree as to a qualified independent physician, each of the Executive, on the one hand, and the Company, on the other, shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. Executive shall fully cooperate in connection with the determination of whether Disability exists.

5.3 At the option of the Company for Cause (as defined in Section 6.6), on prior written notice to Executive or service provider (subject to any cure period described in Section 6.6);

5.4 At the option of the Company without Cause, on thirty (30) days’ prior written notice to Executive or service provider;

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5.5 At the option of Executive or service provider (a) for Good Reason on sixty (60) day’s prior written notice to the Company (in accordance with the definition in Section 6.5) or (b) for any or no reason other than Good Reason on ninety (90) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice and further provided that if Executive unilaterally resigns Executive's deployment before the end of such requisite notice period then such resignation shall be treated for purposes of this Agreement as a termination under Section 5.4); or

5.6 As of the last day of the Initial Term or the then-current Renewal Term if either Executive, the Service Provider or the Company elects not to renew the Agreement in accordance with and subject to the notice provisions set forth in Section 1.

6. Severance Payments.

6.1 Non-Renewal by the Company, Termination by the Company Without Cause or Termination by Executive or Service Provider for Good Reason. If Executive’s deployment is terminated by the Company without Cause (and not due to death or Disability), by Executive for Good Reason or as the result of the Company’s decision not to renew the Agreement in accordance with Section 1, subject to Section 6.7 hereof, Executive shall be entitled to:

(a) within thirty (30) days following such termination, payment of Service Provider’s accrued and unpaid Base Contract Fee and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

6.2 Termination due to Executive’s Death or Disability. Upon the termination of Executive’s deployment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, the Service Provider shall be entitled to receive (i) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award, if any granted to the Service Provider by the Company; and (ii) the payments and benefits described under Sections 6.1(a) and (c).

6.3 Termination due to Non-Renewal by Executive / service provider or Termination by Executive / service provider without Good Reason. Upon the termination of Executive’s deployment due to the non-renewal by Executive or termination by Executive without Good Reason, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a) and (c), and the treatment of Service Provider’s Award, if any in accordance with the Award Agreement.

6.4 Termination by the Company for Cause. Upon the termination of Executive’s deployment by the Company for Cause pursuant to Section 5.3, the Service Provider shall be entitled to receive only the payments and benefits described in Sections 6.1(a) and (b), and the treatment of Service Provider’s Award if any in accordance with the Award Agreement.

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6.5 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s continued failure or refusal to follow the lawful directives of the Company Board after being given written notice and thirty (30) days to remedy such failures or refusals;

(ii) Executive’s willful misconduct, gross negligence, act of material dishonesty in connection with Executive’s deployment;

(iii) Executive’s indictment for, or a plea of guilty or no contest to, any felony or any other criminal offence involving serious moral turpitude;

(iv) Executive’s violation of any material written policies of the Company or its affiliates of which Executive has received written notice and which violation is, in each case, if curable, is not cured within thirty (30) days of written notice from the Company;

(v) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including, without limitation, those set forth in Sections 8.1 and 8.2 of this Agreement or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 8.3 of this Agreement;

(vi) material breach by Executive of any of the provisions of this Agreement or any other agreement between the Company and its affiliates on the one hand and Executive on the other hand, which (if curable) is not cured within thirty (30) days of written notice;

(vii) as provided in Section 13.1 hereof.

(b) “Good Reason” shall mean, without Service Provider’s prior written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities; (ii) a material reduction in Base Contract Fee; (iii) the relocation of Executive’s principal place of deployment more than fifty (50) miles from its then current location; or (iv) a breach by the Company of any material provision of this Agreement (the parties agreeing that Section 4.1 is one such material provision). Any Good Reason termination will require thirty (30) days’ advanced written notice by Executive of the event giving rise to Good Reason within sixty (60) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive's deployment within sixty (60) days after the failure of the Company to cure a Good Reason event.

(c) “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

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6.6 Conditions to Payment. All payments and benefits due to the Service Provider under this Section 6, other than the payments due to the Service Provider under Sections 6.1(a), (d), and (f) or which are otherwise required by law (all other payments under Section 6, “Severance”), shall only be payable if the Service Provider delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A. Such general release shall be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by the Service Provider of the Service Provider’s right to receive any Severance. In addition, Severance shall be conditioned on the Service Provider’s compliance with Section 8 hereof.

7. Reimbursement of Expenses. The Company shall reimburse the Service Provider for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time.

8. Restrictions on Activities of Executive.

8.1 Confidentiality. Executive shall not, during the Deployment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). “Confidential Information” means any information with respect to the Company or any of its affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

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8.2 Assignment of Inventions.

(a) Executive agrees that during deployment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s deployment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during deployment with the Company.

(b) Whether during or after the Deployment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney‑in‑fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.3 Return of Company Property. Within ten (10) days following the date of any termination of Executive’s deployment, Executive or Executive’s personal representative shall return all property of the Company and its affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s deployment, or termination thereof, with the Company which Executive received in Executive’s capacity as a participant.

8.4 Cooperation. During the Deployment Period and for six years thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any litigation matter relating to Executive’s position with the Company and its affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s deployment with the Company, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company agrees to reimburse Executive for any costs Executive incurs in connection with complying with this Section, including Executive's reasonable attorney's fees. If Executive’s compliance with this Section requires Executive to expend more than ten (10) hours (any time in excess of ten (10) hours, “Excess Time”) in any quarter of a calendar year, the Company agrees to compensate Executive for such Excess Time at an hourly rate that is equal to the pro-rata rate the Executive earned while under deployment with the Company.

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8.5 Non-Disparagement. During Executive's deployment with the Company, and at all times thereafter, (i) Executive shall not make either orally or in writing any derogatory or disparaging statement with regard to the Company, any of its businesses, products, services or practices or any of its managers, directors, officers, employees or agents, and (ii) the Company shall direct the members of the Company Board and its senior executives not to make either orally or in writing any derogatory or disparaging statement with regard to the Executive, provided that nothing in this Section 8.7 shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

8.6 Survival. This Section 8 shall survive any termination or expiration of this Agreement or deployment of Executive.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

10. Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or any of its direct or indirect subsidiaries at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Executive agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provisions to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

11. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

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12. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service and also forwarded through e-mail at the given addresses, as follows:

If to the Company:

GlobalTech Corporation

3550 Barron Way, Suite 13a

Reno, NV 89511

Attention: Dana F. Green

Email: d.green@globaltechcorporation.com

If to Executive:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Miscellaneous.

13.1 Executive Representation. Executive hereby represents to the Company that Executive's execution and delivery of this Agreement and Executive's performance of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any deployment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive's activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence deployment.

13.2 No Mitigation or Offset. In the event of any termination of Executive’s deployment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

13.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

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13.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an affiliate. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable law. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

13.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

13.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

13.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of deployment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of deployment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.8 Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Executive’s deployment or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration to occur in Harris County, Texas before a single arbitrator in accordance with the rules and procedures of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration.

13.9 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions thereof.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GLOBALTECH CORPORATION

By:	/s/ Dana F. Green
Name:	Dana F. Green
Title:	Chief Executive Officer

EXECUTIVE and SERVICE PROVIDER

By:	/s/ Frank Parrish
Name:	Frank Parrish
Title:	Member

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